AMERICAN LORAIN CORPORATION REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS

Company to Hold Conference Call Tuesday, May 17, 2011, at 9:00 a.m. ET -
Accompanying Slide Presentation at www.americanlorain.com

JUNAN COUNTY, China, May 16, 2011 -- American Lorain Corporation (NYSE Amex: ALN) ("American Lorain" or the "Company"), an international processed snack foods, convenience foods, and frozen foods company based in the Shandong Province, China, today announced financial results for its first quarter ended March 31, 2011.

Q1 2011 Operational Highlights
• Each product segment increased by over 16% in sales year-over-year
• Convenience food segment continued to grow as a percent of total revenue
• Company’s international sales continued to improve, increasing 49.2%

Q1 2011 Financial Highlights
• Total revenues of $30.4 million, an increase of 24.0% year over year
• Gross margins decreased slightly to 22.2%, compared to 23.3% year-over-year and 22.7% at 12/31/2010
• Net income attributable to common stockholders of $2.4 million, up 30.4% year-over-year
• Diluted earnings per share of $0.07
• Operating cash flow of $3.8 million for the period ended March 31, 2011

2011 Operations and Market Overview

Sales by categories of product consisted of the following as of March 31, 2011 and 2010:

Category	3/31/2011	3/31/2010	% Increase
Chestnut	$15,050,594	$12,960,561	16.1%
Convenience food	10,003,660	7,089,176	41.1%
Frozen food	5,395,552	4,510,479	19.6%
Total	$30,449,805	$24,560,216	23.9%

Categories of product as a percentage of sales as of March 31, 2011 and 2010:

Category	3/31/2011 % of Total Revenues	3/31/2010 % of Total Revenues	% Difference
Chestnut	49.4%	52.8%	(3.4%	)
Convenience food	32.9%	28.9%	4.0%
Frozen food	17.7%	18.3%	(0.6%	)
Total	100%	100%

American Lorain’s Chairman and CEO, Mr. Si Chen, stated, “We are extremely pleased with the performance of the Company in the first quarter. We believe the largest contributor to our growth in the coming months will be the continued expansion of our convenience foods segment, as was the case in the first quarter. We continue to focus on both diversifying our lines to include a wider variety of food products and leveraging our known brand name among different segments, as evidenced by our expansion in the instant rice market.”

“Although the first quarter is seasonally one of our weakest due to the chestnut business, American Lorain’s highly competitive cost structure, coordinated sales and marketing platform, and continued diverse food operations allowed us to deliver another solid quarter. Over the past two years, American Lorain has made significant improvements to the balance sheet and cash generation. We reported $3.8 million in operating cash flow during the period. We believe that the Company is appropriately capitalized to grow organically in the coming months.”

American Lorain Corporation	Page 2
May 16, 2011

2011 First Quarter Financial Review

American Lorain Corporation
Selected Financial Statements in USD ($ in 000s)
	3 months ended	3 months ended	% Increase
	3/31/2011	3/31/2010

Sales	$30,449,805	$24,560,216	24.0%
Cost of Revenues	($23,674,895)	($18,836,126)	25.7%
Gross Profit	$6,774,910	$5,724,090	18.4%
Gross Profit Ratio	22.2%	23.3%
Income from operations	$3,936,277	$3,335,286	18.0%

Earnings before tax	$3,463,759	$2,690,841	28.7%
Net income attributable to common stockholders	$2,426,288	$1,860,531	30.4%

Diluted earnings per share	$0.07	$0.07	0.0%
Weighted average diluted shares outstanding	35,155,958	26,730,651	31.5%
  The Company reported sales for the 2011 first quarter of $30.4 million, an increase of 24.0% compared to $24.6 million in the first quarter of 2010.
  Gross profit increased 18.4% to $6.8 million from $5.7 million in the prior-year period. Gross margin declined slightly to 22.2% for the three months ended March 31, 2011, from 23.3% for the prior-year period. The decrease is primarily due to a higher percentage of sales from the American Lorain’s convenience foods, which typically sell at a slightly lower margin than the Company’s chestnut business. However, American Lorain expects that its margins will remain relatively stable and in the 20-25% range in the coming months.
  Income from operations during the period was $3.9 million, an increase of 18.0% from $3.3 million reported in the prior year period. Operating margin for the 2011 first quarter was 12.9% compared with 13.6% in the prior year.
  The Company had net income attributable to common shareholders for the fourth quarter of 2010 of $2.4 million, or $0.07 per diluted share based on 35.2 million diluted shares outstanding, compared to $1.9 million, or $0.07 per diluted share based on 26.7 million diluted shares outstanding in the prior-year period. The Company’s net margin for the period improved to 8.0% from 7.5% in the prior year period, largely because of lower interest expenses.

Balance Sheet Highlights and Financial Position

(in millions)	3/31/2011	12/31/2010	% Increase
Cash and Cash Equivalents	$18.6	$12.7	46.5%
Restricted Cash	4.9	2.3	113.0%
Working Capital	70.8	57.4	23.4%
Total Liabilities	47.3	45.6	3.6%
Stockholders’ Equity	133.4	129.3	3.2%

The Company had a book value per share at March 31, 2011 of $3.87.

Outlook for 2011

Mr. Chen concluded, “Chestnut sales (both domestically and internationally) have remained strong throughout the first four months of the year when compared to last. While it is always a challenge to precisely assess customer demand for our products, we are optimistic about fiscal 2011 based on what we are seeing thus far. The efforts of our management group in all three business segments are producing greater efficiencies in both the operating infrastructure and costs control which will help us as we continue to grow. We are in a very basic business, supplying easy, ready-to-eat food to individuals across the globe. In tough economic times, people tend to cook at home by shopping at their local grocer. This is our core business and, along with our international presence, we should be better positioned than many of our local competitors in this regard. We are optimistic about the outlook of our market growth in China and abroad because of growing demand, improving brand recognition, and balanced supply. We will continue to execute on the Company's core strategies of driving growth through each of our business segments.”

American Lorain Corporation	Page 3
May 16, 2011

Conference Call
The Company will also discuss these results in a conference call tomorrow morning (May 17, 2011) at 9:00 a.m. ET.

Participant Dial-In Numbers:
(In the United States):      877-407-8031
(International):                   201-689-8031

Webcast
The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to http://www.americanlorain.com and click on the conference call link, or go directly to: http://www.investorcalendar.com/IC/CEPage.asp?ID=164281. The Company will also have an accompanying slide presentation available in PDF format on its website prior to the conference call.

Phone Replay Information
A recorded replay of the call will be available until 11:59 p.m. ET on May 23, 2011. Listeners may dial:
(In the United States):      877-660-6853
(International):                   201-612-7415

The following replay passcodes are both required for playback:
Account #: 286
Conference ID #: 371500

About American Lorain Corporation
American Lorain Corporation products include chestnut products, convenience food products and frozen food products. The Company currently sells over 240 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its five direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at http://www.americanlorain.com.

Forward-Looking Statements
This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

American Lorain Corporation	Page 4
May 16, 2011

Investor Relations:
For more information, please contact:	The Equity Group Inc.
At the Company:	Katherine Yao
American Lorain Corporation	Account Executive
Mr. David She, CFO	+86- 10 6587 6435 / kyao@equityny.com
+86-10 8411 3393
david.she@americanlorain.com	Adam Prior
Web: http://www.americanlorain.com	Vice President
(212) 836-9606 / aprior@equityny.com

American Lorain Corporation	Page 5
May 16, 2011

AMERICAN LORAIN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2011 and 2010
(Stated in US Dollars)

	March 31,	March 31,
	2011	2010

Net revenues	$30,449,805	$24,560,216
Cost of revenues	(23,674,895)	(18,836,126)
Gross profit	$6,774,910	$5,724,090

Operating expenses
Selling and marketing expenses	(1,362,686)	(1,372,352)
General and administrative expenses	(1,475,947)	(1,016,452)
	(2,838,633)	(2,388,804)

Operating income	$3,936,277	$3,335,286

Government subsidy income	293,093	181,421
Interest income	2,475	2,804
Other income	44,609	119,277
Other expenses	(159,572)	(27,523)
Interest expense	(653,123)	(920,424)
	(472,518)	(644,445)

Earnings before tax	$3,463,759	$2,690,841

Income tax	(895,868)	(671,992)

Net income	$2,567,891	$2,018,849
Net income attributable to:

-Common stockholders	$2,426,288	$1,860,531
-Non-controlling interest	141,603	158,318
	$2,567,891	$2,018,849

Earnings per share
- Basic	$0.07	$0.07
- Diluted	$0.07	$0.07

Weighted average shares outstanding
- Basic	34,419,709	26,075,413
- Diluted	35,155,958	26,730,651

American Lorain Corporation	Page 6
May 16, 2011

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEETS
AT MARCH 31, 2011 AND DECEMBER 31, 2010

		(Audited)
	At March 31,	At December 31,
ASSETS	2011	2010
Current assets
Cash and cash equivalents	$18,603,272	$12,730,626
Restricted cash	4,858,780	2,308,898
Short term investment	7,794,153	9,447,585
Trade accounts receivable	21,835,538	33,226,612
Other receivables	1,976,234	1,492,850
Inventories	38,730,930	29,807,198
Advance to suppliers	7,467,094	7,744,976
Prepaid expenses and taxes	949,956	434,061
Deferred tax asset	104,689	103,713
Security deposits and other Assets	628,998	693,858
Total current assets	$102,949,644	$97,990,377

Non-current assets
Property, plant and equipment, net	72,782,827	72,095,007
Land use rights, net	4,884,453	4,877,438
Deposit	15,878	20,297
TOTAL ASSETS	$180,632,802	$174,983,119

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term bank loans	$16,139,139	$25,164,469
Long-term debt – current portion	220,998	218,935
Notes payable	6,106,777	4,249,977
Accounts payable	5,468,206	6,284,532
Taxes payables	1,248,383	3,266,502
Accrued liabilities and other payables	1,780,060	1,335,947
Customers deposits	1,180,590	89,370
Total current liabilities	$32,144,154	$40,609,732

Long-term liabilities
Long-term debt	15,126,807	5,030,930

TOTAL LIABILITIES	$47,270,960	$45,640,662

STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 par value, 5,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	-	-

Common stock, $0.001 par value, 200,000,000 shares authorized; 34,419,709 and 34,419,709 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	34,420	34,420

Additional paid-in capital	52,545,183	52,371,481
Statutory reserves	12,060,229	11,340,739
Retained earnings	50,395,173	48,688,375
Accumulated other comprehensive income	10,753,537	9,475,745
Non-controlling interests	7,573,300	7,431,697

TOTAL STOCKHOLDER’S EQUITY	$133,361,842	$129,342,457
TOTAL LIABILITIES AND
STOCKHOLDER’S EQUITY	$180,632,802	$174,983,119

American Lorain Corporation	Page 7
May 16, 2011

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Stated in US Dollars)

	March 31,	March 31,
	2011	2010
Cash flows from operating activities
Net income	$2,567,891	$2,018,849
Stock and share based compensation	173,702	249,006
Depreciation of fixed assets	483,601	365,569
Amortization of intangible assets	44,886	35,720
Write down of short-term investments	44,909	-
(Increase)/decrease in accounts & other receivables	11,998,911	4,089,021
(Increase)/decrease in inventories	(8,923,732)	(9,473,698)
Decrease/(increase) in advance to suppliers and prepayment	(238,013)	(238,115)
Decrease/(increase) in deferred tax asset	(977)	-
Increase/(decrease) in accounts, tax and other payables	(2,390,331)	(301,956)
Net cash (used in)/provided by operating activities	3,760,847	(3,255,604)

Cash flows from investing activities
Purchase of plant and equipment	(791,155)	(427,535)
Payment of construction in progress	(380,266)	-
Proceeds from short-term investments	1,698,341	22,227
(Increase)/decrease in restricted cash	(2,549,882)	181,835
Payments for the purchase of land use rights	(51,902)	(14,887)
Payments for security deposits	69,279	-
Net cash used in investing activities	(2,005,585)	(238,360)

Cash flows from financing activities
Repayment of notes	(1,196,589)	-
Proceeds from issuance of notes	3,053,390	-
Proceeds from bank borrowings	11,449,469	17,853,746
Repayment of bank borrowings	(10,376,859)	(17,961,100)
Net cash provided by/(used in) financing activities	$2,929,411	$(107,354)

Net Increase/(decrease) of Cash and Cash Equivalents	4,684,673	(3,601,318)

Effect of foreign currency translation on cash and cash equivalents	1,187,973	19,450

Cash and cash equivalents–beginning of year	12,730,626	12,111,532

Cash and cash equivalents–end of year	$18,603,272	$8,529,664

Supplementary cash flow information:
Interest received	$2,475	$2,804
Interest paid	$653,123	$909,715
Income taxes paid	$2,028,968	$1,839,950